Exhibit 4.3

ROBINSON AIRCRAFT ULC
OPTION AGREEMENT

THIS AGREEMENT is dated as of [●] between Robinson Aircraft ULC (the “Corporation”) [●] (the “Participant”).

CONTEXT:

A.	The Corporation has a stock option plan (as it may be amended at any time in accordance with its terms, the “Plan”). A copy of the Plan in effect on the date of this agreement has been (or is concurrently being) provided to the Participant.

B.	The board of directors of the Corporation has authorized the granting to the Participant of an option under the Plan, having the terms set out in this agreement (the “Option”).

THEREFORE, the parties agree as follows:

1.	The Plan. The Participant agrees to be bound by the terms of the Plan (which may be amended). The terms and conditions of the Plan are deemed to be incorporated into and to form a part of this agreement. In the event of any inconsistency between the terms of the Plan and the terms of this agreement, the terms of the Plan will prevail.

2.	Grant of Option. The Corporation grants, and the Participant accepts, the Option to purchase [●] Voting B Common shares in the capital of the Corporation (the “Shares”).

3.	Exercise Price. The exercise price under the Option is $[●] per Share.

4.	Vesting. The Option will vest and become exercisable as follows:

Number of Shares	Vesting Date

[●]	[●]

[●]	[●]

[●]	[●]

5.	Exercise of Vested Option. The Option may be exercised, in whole or in part, at any time up to and including 5:00 p.m. (Eastern time) on [●], but only to the extent that it has vested and has not expired or been terminated. To exercise the Option, in whole or in part, all conditions for exercise under the Plan must have been met, and the Participant must deliver to the Corporation a written notice of exercise, substantially in the form of Schedule “A” to this agreement, accompanied by payment in full of the exercise price of the Shares to be purchased. Payment of the exercise price must be made by cash, bank draft or certified cheque.

6.	Effect of Termination. The expiry of the Option will be accelerated if the Participant ceases to be an Employee, Director or Consultant (each as defined in the Plan), as set out in further detail in section 4.9 of the Plan.

Participant initials
I have read, and I understand, section 6 above and section 4.9 of the Plan.
_________

7.	Withholding Taxes. The Corporation may take reasonable steps for the withholding of any taxes or other source deductions that it is required to remit in connection with the Option or any issuance of Shares upon the exercise of the Option, as described in more detail in the Plan.

Participant initials
I have read, and I understand, section 7 above and section 4.8 of the Plan.
___________

8.	Transferability. The Participant will not, directly or indirectly, transfer or assign the Option, except as expressly permitted in the Plan.

Participant initials
I have read, and I understand, section 8 above and section 4.11 of the Plan.
___________

9.	Rights of Participant. The Participant will not have any rights as a shareholder of the Corporation with respect to any of the Shares issuable on exercise of the Option until the Participant has exercised the Option in accordance with the terms of the Plan and has been issued the Shares. Nothing in the Plan or this agreement will confer on the Participant any right to continue in the employment or service of the Corporation or any Subsidiary (as defined in the Plan) or affect in any way the right of the Corporation or any Subsidiary to terminate the Participant’s employment or service at any time.

Participant initials
I have read, and I understand, section 9 above and sections 5.1 and 5.2 of the Plan.
___________

10.	Participant Acknowledgement, Representation and Waiver.

Participant initials	I understand that the Corporation is relying on my acknowledgement, representation and waiver in this section 10 in granting the Option to me under this agreement.
__________

Participant initials	Before accepting this agreement, I have had the opportunity to receive independent legal advice from my own counsel with respect to the terms of the Plan and this agreement, and I understand the risks associated with acquiring Shares pursuant to the Plan.
__________

Participant initials	I represent that the provisions of the Plan and this agreement that impose limitations and forfeiture consequences in relation to the termination for any reason whatsoever of my status as an Eligible Person have been adequately brought to my attention, and I have read and understood them.
__________

Participant initials	Accordingly, I waive irrevocably any right I may have to assert that the terms of the Plan and this agreement should not be binding on me because they were not brought to my attention, were not read by me, or were not understood by me, even if, before signing this agreement and despite my representation to the contrary, I did not in fact fully read and understand the Plan and this agreement.
__________

11.	Enurement. This agreement enures to the benefit of and is binding upon the parties and their respective heirs, successors, assigns and representatives.

12.	Governing Law. This agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable in that Province.

13.	Time of Essence. Time is of the essence in all respects of this agreement.

14.	Electronic Signatures and Delivery. This agreement and any counterpart of it may be:

14.1	signed by manual, digital or other electronic signatures; and

14.2	delivered or transmitted by any digital, electronic or other intangible means, including by e-mail or other functionally equivalent electronic means of transmission,

and that execution, delivery and transmission will be valid and legally effective to create a valid and binding agreement between the parties.

15.	Counterparts. This agreement may be signed and delivered by the parties in counterparts, with the same effect as if each of the parties had signed and delivered the same document, and that execution and delivery will be valid and legally effective.

Each of the parties has executed and delivered this agreement as of the date noted at the beginning of this agreement.

ROBINSON AIRCRAFT ULC

By:
	Name:	[●]
Title:

SCHEDULE “A”

TO OPTION AGREEMENT

ROBINSON AIRCRAFT ULC
STOCK OPTION PLAN
NOTICE OF EXERCISE

TO:	Robinson Aircraft ULC (the “Corporation”)

DATE:

RE:	Stock Option Plan (the “Plan”)

I refer to the option (the “Option”) granted to me under the Plan and evidenced by an option agreement dated ___________________________, 20___, under which I was granted, subject to the terms of that option agreement, an option to subscribe for Voting B Common shares in the capital of the Corporation (the “Shares”).

I subscribe for___________ Shares under the Option at $_____________ per Share, payment for which in the aggregate amount of $____________ accompanies this subscription.

Will you please cause those Shares to be registered as follows:

(Insert full name and address of purchaser including postal code.)

and forward the relevant certificate to the registered holder at the address shown above.

Signed,

(Signature)

(Name)

SCHEDULE “B”

TO OPTION AGREEMENT

ROBINSON AIRCRAFT ULC
STOCK OPTION PLAN

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes of this Plan, the following terms have the following meanings:

“Applicable Laws” means, at any time, with respect to any Person, property, transaction or event, all applicable laws, statutes, regulations, treaties, judgments and decrees and (whether or not having the force of law) all applicable official directives, rules, consents, approvals, by-laws, permits, authorizations and orders of any Governmental Authority having authority over that Person, property, transaction or event.

1.1.2	“Board” means the board of directors of the Corporation.

1.1.3	“Business Day” means any day excluding a Saturday, Sunday or statutory holiday in the Province of British Columbia.

1.1.4	“Change of Control Transaction” means:

1.1.4.1	the acquisition of a sufficient number of voting securities in the capital of the Corporation so that the acquiror, together with Persons acting jointly or in concert with the acquiror, becomes entitled, directly or indirectly, to exercise more than 50% of the voting rights attaching to the outstanding voting securities in the capital of the Corporation (provided that, prior to the acquisition, the acquiror was not entitled to exercise more than 50% of the voting rights attaching to the outstanding voting securities in the capital of the Corporation);

1.1.4.2	the completion of a consolidation, merger, arrangement or amalgamation of the Corporation with or into any other entity whereby the voting securityholders of the Corporation immediately prior to the consolidation, merger, arrangement or amalgamation receive less than 50% of the voting rights attaching to the outstanding voting securities of the consolidated, merged, arranged or amalgamated entity;

1.1.4.3	the completion of a sale whereby all or substantially all of the Corporation’s undertakings and assets become the property of any other entity and the voting securityholders of the Corporation immediately prior to the sale hold less than 50% of the voting rights attaching to the outstanding voting securities of that other entity immediately following that sale; or

1.1.4.4	any other transaction or series of transactions that, in the reasonable opinion of the Board, constitutes a change of control of the Corporation,

but, unless otherwise determined by the Board, does not include:

1.1.4.5	any issuance from treasury that results in those who are the voting securityholders of the Corporation immediately prior to that issuance holding less than 50% of the voting rights attaching to the outstanding voting securities of the Corporation immediately following that issuance; or

1.1.4.6	the acquisition of securities of the Corporation by Persons who, at the time immediately before the acquisition, own, or exercise control or direction over, at least 20% of the voting rights attaching to the outstanding voting securities of the Corporation.

1.1.5	“Consultant” means a Person, other than an Employee or a Director, that:

1.1.5.1	is engaged to provide consulting, technical, management or other services to the Corporation or to a Subsidiary, other than services provided in relation to a distribution of securities;

1.1.5.2	provides the services under a written contract with the Corporation or a Subsidiary; and

1.1.5.3	spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a Subsidiary.

1.1.6	“Corporation” means Robinson Aircraft ULC.

1.1.7	“Director” means a director of the Corporation or any Subsidiary.

1.1.8	“Disability” means a physical or mental incapacity or disability that prevents the Eligible Person from performing the essential duties of the Eligible Person’s employment or service with the Corporation or any Subsidiary, and that cannot be accommodated under applicable human rights laws without imposing undue hardship on the Corporation or the Subsidiary employing or engaging the Eligible Person, as determined by the Board for the purposes of this Plan.

1.1.9	“Early Expiry Date” is defined in Section 4.9.1.3.

1.1.10	“Eligible Person” means any Employee, Director or Consultant.

1.1.11	“Employee” means an employee of the Corporation or any Subsidiary.

1.1.12	“Governmental Authority” means:

1.1.12.1	any federal, provincial, state, local, municipal, regional, territorial, aboriginal or other government, any governmental or public department, branch or ministry, or any court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

1.1.12.2	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.13	“Grant Date” means, for any Option, the date on which that Option is granted.

1.1.14	“Option” means an option to purchase Shares granted to an Eligible Person under the terms of this Plan.

1.1.15	“Option Agreement” means an option agreement substantially in the form attached as Exhibit “A” to this Plan.

1.1.16	“Option Exercise Price” is defined in Section 4.3.

1.1.17	“Option Expiry Date” is defined in Section 4.4.

1.1.18	“Participant” means an Eligible Person to whom an Option has been granted.

1.1.19	“Person” will be broadly interpreted and includes:

1.1.19.1	a natural person, whether acting in their own capacity, or in their capacity as executor, administrator, estate trustee, trustee or personal or legal representative, and the heirs, executors, administrators, estate trustees, trustees or other personal or legal representatives of a natural person;

1.1.19.2	a corporation or a company of any kind, a partnership of any kind, a sole proprietorship, a trust, a joint venture, an association, an unincorporated association, an unincorporated syndicate, an unincorporated organization or any other association, organization or entity of any kind; and

1.1.19.3	a Governmental Authority.

1.1.20	“Plan” means this stock option plan of the Corporation.

1.1.21	“Retirement” means retirement from active employment or service with the Corporation or a Subsidiary:

1.1.21.1	at or after age 65; or

1.1.21.2	with the consent of any officer of the Corporation as may be designated for the purposes of this Plan by the Board, at or after any earlier age and on the completion of any number of years of service as the Board may specify.

1.1.22	“Shareholders’ Agreement” means the Special Shareholders Agreement between the shareholders of the Corporation and the Corporation dated June 24, 2022.

1.1.23	“Shares” means Voting B Common shares in the capital of the Corporation.

1.1.24	“Subsidiary” means a body corporate that is controlled by the Corporation and, for the purposes of this definition, a body corporate will be deemed to be controlled by the Corporation if the Corporation, directly or indirectly, has the power to direct the management and policies of the body corporate by virtue of ownership of, or direction over, voting securities in the body corporate.

1.1.25	“Termination Date” means:

1.1.25.1	in the case of a Participant who dies, the date of death; and

1.1.25.2	in all other cases, the date designated by the Corporation or a Subsidiary, in written notice to a Participant, as the day on which that Participant’s employment with or provision of services to the Corporation or the Subsidiary (as the case may be) ceases for any reason whatsoever (whether or not that cessation of employment or service is lawful, but provided that, in the case of a voluntary resignation or voluntary termination by that Participant, the Termination Date may not be earlier than the date notice of that voluntary resignation or termination was first given by that Participant); and “Termination Date” specifically does not mean the date on which any period of notice, which the Corporation or that Subsidiary may be required to provide to (or that may be claimed by) that Participant, expires. For greater clarity, the Termination Date will be determined without regard to any applicable notice of termination, severance or termination pay, compensation or indemnity in lieu of notice, wrongful or constructive dismissal damages, damages for the failure to provide reasonable notice, period of salary continuation or of deemed employment or of deemed service, or any claim whatsoever by the Participant to any of the foregoing (whether express or implied and whether arising under contract or statute or otherwise at law in any manner).

1.2	Certain Rules of Interpretation

1.2.1	In this Plan, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words “including” or “includes” in this Plan is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

1.2.2	The division of this Plan into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan.

1.2.3	References in this Plan to an Article, Section or Exhibit are to be construed as references to an Article, Section or Exhibit of or to this Plan unless otherwise specified.

1.2.4	Unless otherwise specified in this Plan, time periods within which or following which any calculation or payment is to be made, or action is to be taken, will be calculated by excluding the day on which the period begins and including the day on which the period ends. If the last day of a time period is not a Business Day, the time period will end on the next Business Day. Unless otherwise determined by the Board, if an Option would, under the terms of this Plan or the Option Agreement, otherwise expire or terminate on a day that is not a Business Day, the Option will expire or terminate on the next Business Day.

1.2.5	Unless otherwise specified, any reference in this Plan to any statute, rule or policy includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute, rule or policy as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

1.3	Governing Law

This Plan and each Option Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable in that Province.

ARTICLE 2

ESTABLISHMENT OF PLAN

2.1	Purpose

2.1.1	The Corporation establishes this Plan to govern the grant, administration and exercise of Options which may be granted to Eligible Persons.

2.1.2	The principal purposes of this Plan are to provide the Corporation with the advantages of the incentive inherent in equity ownership on the part of Eligible Persons who are responsible for the continued success of the Corporation; to create in those Eligible Persons a proprietary interest in, and a greater concern for, the welfare and success of the Corporation; to encourage Eligible Persons to remain with the Corporation and any Subsidiaries; and to attract new Employees, Directors and Consultants.

2.1.3	This Plan is expected to benefit shareholders by enabling the Corporation to attract and retain personnel of the highest calibre by offering them an opportunity to share in any increase in value of the Shares resulting from their efforts.

2.2	Shares Reserved

2.2.1	The number of Shares that may be reserved for issuance under this Plan will not exceed, in the aggregate, 1,088,769.

2.2.2	The Corporation will at all times during the term of this Plan reserve and keep available the number of Shares necessary to satisfy the requirements of this Plan.

2.3	Exercised Options

Any number of Shares that have been issued on the exercise of an Option will again be available for grants under this Plan, and will be considered to be part of the pool of Shares available for Options under this Plan.

2.4	Expired or Terminated Options

If and to the extent any Option granted under this Plan expires or is terminated without having been exercised in whole or in part, the number of Shares then subject to that Option will be considered to be part of the pool of Shares available for Options under this Plan.

2.5	Non-Exclusivity

Nothing contained in this Plan will prevent the Board from adopting other or additional incentive compensation arrangements.

2.6	Effective Date

This Plan will be effective as of the date on which it is approved by the Board.

ARTICLE 3

ADMINISTRATION OF PLAN

3.1	Administration of the Plan

3.1.1	Subject to the provisions of this Plan and Applicable Laws, the Board will have full power and authority to:

3.1.1.1	administer this Plan in accordance with its express terms;

3.1.1.2	determine all questions arising in connection with the administration, interpretation, and application of this Plan;

3.1.1.3	prescribe, amend, and rescind rules and regulations relating to the administration of this Plan; and

3.1.1.4	make all other determinations necessary or advisable for the administration of this Plan.

All determinations made in good faith on the matters referred to in this Section 3.1.1 will be final, conclusive, and binding on the Corporation and the relevant Participant.

3.1.2	Subject to Applicable Laws, the Board may, by resolution, at any time:

3.1.2.1	delegate any of its powers, rights and obligations under this Plan to any committee of the Board; and

3.1.2.2	amend or rescind the delegation of any of its rights, powers and obligations effected under Section 3.1.2.1.

3.2	Record Keeping

The Corporation will maintain a register in which will be recorded:

3.2.1	with respect to each Option granted to a Participant:

3.2.1.1	the name and address of the Participant;

3.2.1.2	the Grant Date;

3.2.1.3	the number of Shares issuable under the Option as of the Grant Date;

3.2.1.4	the Option Exercise Price;

3.2.1.5	any vesting conditions;

3.2.1.6	the number of Shares issued under the Option (and the dates of issuance); and

3.2.1.7	the Option Expiry Date; and

3.2.2	the aggregate number of Shares subject to Options.

3.3	Adjustments to Options

3.3.1	If any material change in the outstanding Shares occurs by reason of any stock dividend, split, recapitalization, amalgamation, merger, consolidation, combination or exchange of shares or other similar corporate change, the Board may make any proportionate adjustments to this Plan and any outstanding Options that the Board deems equitable and appropriate to reflect that change. Any adjustment under this Section 3.3.1 will be made in the sole discretion of the Board, and will be conclusive and binding for all purposes of this Plan.

3.3.2	No fractional Shares will be issued on the exercise of an Option. If, as a result of any adjustment as provided in this Section 3.3, a Participant would be entitled to a fractional Share, the Participant will have the right to purchase only the number of full Shares that is calculated under that adjustment, and no payment or other adjustment will be made with respect to that fractional Share.

3.4	Termination of the Plan

The Board may terminate this Plan at any time in its absolute discretion. If this Plan is terminated, no further Options will be granted but the Options then outstanding will continue in full force and effect in accordance with the provisions of this Plan, until the time they are exercised or terminated or expire under the terms of this Plan and the applicable Option Agreements.

3.5	General

The existence of any Option will not affect, in any way, the right or power of the Corporation to:

3.5.1	make or authorize any recapitalization, reorganization or other change in the Corporation’s capital structure or business;

3.5.2	participate in any amalgamation, combination, merger or consolidation;

3.5.3	create or issue any securities or change the rights and conditions attaching to any of its securities;

3.5.4	effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business; or

3.5.5	effect any other corporate act or proceeding, whether of similar character or otherwise.

3.6	Compliance with Applicable Laws

3.6.1	This Plan, the grant and exercise of Options, the Corporation’s obligation to issue Shares on the exercise of Options, and all other actions taken under this Plan will be subject to Applicable Laws, and to any approvals by any Governmental Authority that, in the opinion of counsel to the Corporation, are necessary or advisable.

3.6.2	No Option will be granted and no Shares issued under this Plan if that grant or issue would require registration of this Plan or of Shares under the securities laws of any foreign jurisdiction. Any purported grant of any Option or issue of Shares under this Plan in violation of this Section 3.6.2 will be void.

3.6.3	Shares issued to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under Applicable Laws.

ARTICLE 4

TERMS OF OPTIONS

4.1	Grants

4.1.1	Subject to the provisions of this Plan, the Board will have the authority to grant Options to Eligible Persons, and to determine the terms and conditions applicable to the exercise of those Options, including, for each Option:

4.1.1.1	the number of Shares issuable under the Option;

4.1.1.2	the Option Exercise Price;

4.1.1.3	the Option Expiry Date;

4.1.1.4	the vesting conditions, if any;

4.1.1.5	the nature and duration of the restrictions, if any, to be imposed on the sale or other disposition of Shares acquired on the exercise of the Option; and

4.1.1.6	the events, if any, that could give rise to a termination or expiry of the Participant’s rights under the Option, and the period in which such a termination or expiry can occur.

4.1.2	Each Option must be confirmed by an Option Agreement executed by the Corporation and by the Participant to whom that Option is granted. Subject to specific variations approved by the Board in respect of any Option, those variations not to be inconsistent with the provisions of this Plan, all terms and conditions set out in this Plan will be incorporated by reference into and form part of each Option Agreement.

4.2	Multiple Grants

An Eligible Person may be granted Options on more than one occasion under this Plan and be granted separate Options on any one occasion.

4.3	Option Exercise Price

The Board will set the option exercise price (the “Option Exercise Price”) in respect of each Share issuable under an Option granted to a Participant.

4.4	Option Expiry Date

The Board will, on the Grant Date, set the option expiry date (the “Option Expiry Date”) of each Option granted to a Participant. The Option Expiry Date set under this Section 4.4 will be no later than five years after the last vesting date under the Option Agreement, and will be subject to earlier expiry in accordance with Section 4.9 and Section 4.10.

4.5	Vesting of Options

4.5.1	Unless otherwise determined by the Board under Section 4.5.2 or Section 4.7.2 or otherwise specified in the relevant Option Agreement, an Option will vest and become exercisable as to 1/3 of the Shares issuable under the Option on each of the following dates:

4.5.1.1	the first anniversary of the Grant Date;

4.5.1.2	the second anniversary of the Grant Date; and

4.5.1.3	the third anniversary of the Grant Date.

4.5.2	The Board may, at any time, accelerate the date on which any Option will vest and become exercisable.

4.6	Exercise of Options

4.6.1	An Option will be exercisable until 5:00 p.m. (Eastern time) on the Option Expiry Date, but only to the extent that it has vested and has not expired or been terminated.

4.6.2	Subject to the provisions of this Plan and the related Option Agreement, an Option may be exercised, in whole or in part, at any time by delivery to the Corporation of a written notice of exercise, substantially in the form of Schedule “A” to Exhibit “A” to this Plan, specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Exercise Price of the Shares to be purchased. Payment of the Option Exercise Price must be made by cash, bank draft or certified cheque.

4.6.3	The Corporation’s obligation to issue Shares to a Participant pursuant to the exercise of an Option will be subject to delivery of a counterpart execution page or addendum agreement to the Shareholders’ Agreement executed by the Participant.

4.7	Amendments to Plan or Options

The Board may amend this Plan or any Option:

4.7.1	in accordance with Section 3.3.1, 4.5.2 or 4.10;

4.7.2	in any manner determined by the Board to be necessary or advisable in connection with the listing of the Shares on any exchange or other market; or

4.7.3	otherwise, in the discretion of the Board, provided that, if an amendment under this Section 4.7.3 materially impairs an Option or is materially adverse to its holder, the amendment will not take effect in respect of that Option until the consent of the Participant holding the Option has been obtained.

4.8	Withholding of Tax

4.8.1	The Corporation and any Subsidiary may take reasonable steps for the withholding of any taxes or other source deductions that it is required by Applicable Laws or the requirements of any Governmental Authority to remit in connection with this Plan, any Option or any issuance of Shares upon the exercise of an Option, including:

4.8.1.1	deducting and withholding the amount required to be remitted from any cash remuneration or any other amount payable to a Participant, whether or not related to the Plan, the exercise of any Options or the issue of any Shares; or

4.8.1.2	making the exercise of an Option conditional on the Participant paying to the Corporation or Subsidiary the amount required to be remitted.

4.9	Termination of Employment or Service

4.9.1	Unless otherwise determined by the Board under Section 4.7.2 or 4.10 or otherwise specified in the relevant Option Agreement:

4.9.1.1	a Participant immediately ceases to be eligible to receive further grants of Options under this Plan as of the Termination Date;

4.9.1.2	any unvested portion of any Option held by a Participant will immediately expire as of the Termination Date; and

4.9.1.3	any vested portion of any Option held by a Participant will expire on the earlier of the Option Expiry Date set by the Board under Section 4.4 and:

4.9.1.3.1	in the case of termination of employment by the Corporation or a Subsidiary without cause, or the failure of a Director standing for election to be re-elected, or the failure by the Corporation or a Subsidiary to renew a contract for services at the end of its term, the date that is 90 days after the Termination Date (whether or not that termination, non-re-election or non-renewal is lawful and whether or not it occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation or damages in lieu of that notice);

4.9.1.3.2	in the case of the death of the Participant, the date that is one year after the death;

4.9.1.3.3	in the case of the Disability or Retirement of the Participant, the date that is 180 days after the Termination Date; and

4.9.1.3.4	in all other cases, the Termination Date,

(the date determined under Sections 4.9.1.3.1 to 4.9.1.3.4, the “Early Expiry Date”). For greater clarity, the Early Expiry Date will be determined without regard to any applicable notice of termination, severance or termination pay, compensation or indemnity in lieu of notice, wrongful or constructive dismissal damages, damages for the failure to provide reasonable notice, period of salary continuation or of deemed employment or of deemed service, or any claim whatsoever by the Participant to any of the foregoing (whether express or implied and whether arising under contract or statute or otherwise at law in any manner).

4.9.2	Unless otherwise determined by the Board, Options will not be affected by any change of employment or provision of services within or among the Corporation or any Subsidiaries, so long as the Participant continues to be an Eligible Person.

4.9.3	The Early Expiry Date will be determined based on the first of the events described in Sections 4.9.1.3.1 to 4.9.1.3.4 to occur.

4.9.4	Options granted under this Plan are not part of a Participant’s regular employment or consulting compensation.

4.9.5	No value will be attributed to any Options, or any potential grant of Options, as part of any calculation of a Participant’s notice of termination, severance or termination pay, compensation or indemnity in lieu of notice, wrongful or constructive dismissal damages, damages for the failure to provide reasonable notice, or any claim whatsoever by the Participant to any of the foregoing (whether express or implied and whether arising under contract or statute or otherwise at law in any manner).

4.10	Change of Control

4.10.1	Despite any other provision of this Plan or any Option Agreement, in the event of an actual or potential Change of Control Transaction, the Board has the right, in its sole discretion and on the terms it sees fit, without any action or consent required on the part of any Participant, to deal with any Options (or any portion of any Options) in the manner it deems equitable and appropriate in the circumstances, including the right to:

4.10.1.1	determine that any Options (or any portion of any Options) will remain in full force and effect in accordance with their terms after the Change of Control Transaction;

4.10.1.2	cause any Options (or any portion of any Options) to be converted or exchanged for options to acquire shares of another entity involved in the Change of Control Transaction, having the same value and terms and conditions as the Options;

4.10.1.3	provide Participants with the right to surrender any Options (or any portion of any Options) for an amount per underlying Share equal to the positive difference, if any, between the fair market value of the Share on the date of surrender and the Option Exercise Price; and

4.10.1.4	accelerate the date by which any Options (or any portion of any Options) must be exercised.

4.10.2	The Corporation will use its best efforts to give the affected Participants written notice of any determination made by the Board under Section 4.10.1 at least 14 days before the effective date of the Change of Control Transaction.

4.11	Transferability

4.11.1	Subject to Section 4.11.2, the Options and all benefits and rights accruing to a Participant in accordance with the terms and conditions of this Plan are not directly or indirectly transferable and cannot be assigned, charged, pledged or hypothecated, or otherwise alienated, by a Participant, whether voluntarily, involuntarily, by operation of law or otherwise.

4.11.2	On a Participant’s death, vested Options, benefits and rights may pass by the Participant’s will or the laws of descent and distribution to the legal representative of the Participant’s estate or any other Person who acquires the Participant’s vested Options by bequest or inheritance. No transfer of a vested Option by will or by the laws of descent and distribution will be effective to bind the Corporation until the Corporation has been furnished with any evidence that the Corporation may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of this Plan and the relevant Option Agreement.

ARTICLE 5

MISCELLANEOUS PROVISIONS

5.1	No Rights as Shareholder

The holder of an Option will not have any rights as a shareholder of the Corporation with respect to any of the Shares issuable on exercise of that Option until that holder has exercised that Option in accordance with the terms of this Plan and has been issued the Shares.

5.2	No Employment Rights

Nothing in this Plan or any Option will confer on a Participant any right to continue in the employment or service of the Corporation or any Subsidiary or affect in any way the right of the Corporation or any Subsidiary to terminate the Participant’s employment or service at any time; nor will anything in this Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Subsidiary to extend the employment or service of any Participant beyond the date on which the Participant’s relationship with the Corporation or any Subsidiary would otherwise be terminated due to Retirement or pursuant to the provisions of any employment, consulting or other contract for services with the Corporation or any Subsidiary.

5.3	No Undertaking or Representation

The Participants, by participating in this Plan, will be deemed to have accepted all risks associated with acquiring Shares pursuant to this Plan. Each Participant acknowledges that the Shares are subject to, and may be required to be held indefinitely under, applicable securities laws. The Corporation and the Subsidiaries make no undertaking, representation, warranty or guarantee as to the future value or price, or as to the listing on any stock exchange or other market, of any Shares issued under this Plan, and will not be liable to any Participant for any loss resulting from that Participant’s participation in this Plan or as a result of the amendment, suspension or termination of this Plan or any Option in accordance with its terms. The Corporation’s exercise of its rights of amendment, suspension or termination of this Plan or any Option in accordance with its terms will not constitute (i) a breach of any Participant’s employment, consulting or other contract for services with the Corporation or any Subsidiary, or (ii) grounds for any Participant to claim constructive dismissal or constructive termination.

5.4	Notices

All written notices to be given by a Participant to the Corporation will be delivered personally or by registered mail, postage prepaid, addressed as follows:

3187 Highway 35, Lindsay, Ontario, K9V 4R1

Attn: Robinson Aircraft ULC

Any notice given by a Participant pursuant to the terms of an Option will not be effective until actually received by the Corporation at the above address.

5.5	Further Assurances

Each Participant will, when requested to do so by the Corporation, sign and deliver all documents relating to the granting or exercise of Options deemed necessary or desirable by the Corporation. Each Participant will provide the Corporation with all information (including personal information) that is necessary for the administration of this Plan, and each Participant consents to the collection, use and disclosure of information by the Corporation necessary for the administration of this Plan.

5.6	Submission to Jurisdiction

The Corporation and each Participant irrevocably and unconditionally submits and attorns to the exclusive jurisdiction of the courts of the Province of British Columbia to determine all issues, whether at law or in equity, arising from this Plan and each Option Agreement. To the extent permitted by Applicable Laws, the Corporation and each Participant:

5.6.1	irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this Plan or any Option Agreement in the courts of that Province, or that the subject matter of this Plan or any Option Agreement may not be enforced in those courts;

5.6.2	irrevocably agrees not to seek, and waives any right to, judicial review by any court that may be called on to enforce the judgment of the courts referred to in this Section 5.6, of the substantive merits of any suit, action or proceeding; and

5.6.3	to the extent the Corporation or any Participant has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, that Person irrevocably waives that immunity in respect of its obligations under this Plan and any Option Agreement.

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Exhibit “A”

TO STOCK OPTION PLAN

ROBINSON AIRCRAFT ULC
OPTION AGREEMENT

THIS AGREEMENT is dated as of ● (Insert the Grant Date.) between Robinson Aircraft ULC(the “Corporation”) and [●] (Insert the name of the Participant.) (the “Participant”).

CONTEXT:

A.	The Corporation has a stock option plan (as it may be amended at any time in accordance with its terms, the “Plan”). A copy of the Plan in effect on the date of this agreement has been (or is concurrently being) provided to the Participant.

B.	The board of directors of the Corporation has authorized the granting to the Participant of an option under the Plan, having the terms set out in this agreement (the “Option”).

THEREFORE, the parties agree as follows:

1.	The Plan. The Participant agrees to be bound by the terms of the Plan (which may be amended). The terms and conditions of the Plan are deemed to be incorporated into and to form a part of this agreement. In the event of any inconsistency between the terms of the Plan and the terms of this agreement, the terms of the Plan will prevail.

2.	Grant of Option. The Corporation grants, and the Participant accepts, the Option to purchase ● Voting B Common shares in the capital of the Corporation (the “Shares”).

3.	Exercise Price. The exercise price under the Option is $ ● per Share.

4.	Vesting. The Option will vest and become exercisable as follows:

Number of Shares	Vesting Date
[●]	[●]

[●]	[●]

[●]	[●]

5.	Exercise of Vested Option. The Option may be exercised, in whole or in part, at any time up to and including 5:00 p.m. (Eastern time) on [●], but only to the extent that it has vested and has not expired or been terminated. To exercise the Option, in whole or in part, all conditions for exercise under the Plan must have been met, and the Participant must deliver to the Corporation a written notice of exercise, substantially in the form of Schedule “A” to this agreement, accompanied by payment in full of the exercise price of the Shares to be purchased. Payment of the exercise price must be made by cash, bank draft or certified cheque.

6.	Effect of Termination. The expiry of the Option will be accelerated if the Participant ceases to be an Employee, Director or Consultant (each as defined in the Plan), as set out in further detail in section 4.9 of the Plan.

Participant initials
I have read, and I understand, section 6 above and section 4.9 of the Plan.
_________
___________

Option Agreement	Page 2 of 4

7.	Withholding Taxes. The Corporation may take reasonable steps for the withholding of any taxes or other source deductions that it is required to remit in connection with the Option or any issuance of Shares upon the exercise of the Option, as described in more detail in the Plan.

Participant initials
I have read, and I understand, section 7 above and section 4.8 of the Plan.
___________
___________

8.	Transferability. The Participant will not, directly or indirectly, transfer or assign the Option, except as expressly permitted in the Plan.

Participant initials
I have read, and I understand, section 8 above and section 4.11 of the Plan.
___________
___________

9.	Rights of Participant. The Participant will not have any rights as a shareholder of the Corporation with respect to any of the Shares issuable on exercise of the Option until the Participant has exercised the Option in accordance with the terms of the Plan and has been issued the Shares. Nothing in the Plan or this agreement will confer on the Participant any right to continue in the employment or service of the Corporation or any Subsidiary (as defined in the Plan) or affect in any way the right of the Corporation or any Subsidiary to terminate the Participant’s employment or service at any time.

Participant initials
I have read, and I understand, section 9 above and sections 5.1 and 5.2 of the Plan.
___________
___________

10.	Participant Acknowledgement, Representation and Waiver.

Participant initials	I understand that the Corporation is relying on my acknowledgement, representation and waiver in this section 10 in granting the Option to me under this agreement.
___________

Participant initials	Before accepting this agreement, I have had the opportunity to receive independent legal advice from my own counsel with respect to the terms of the Plan and this agreement, and I understand the risks associated with acquiring Shares pursuant to the Plan.
___________

Participant initials	I represent that the provisions of the Plan and this agreement that impose limitations and forfeiture consequences in relation to the termination for any reason whatsoever of my status as an Eligible Person have been adequately brought to my attention, and I have read and understood them.
___________

Option Agreement	Page 3 of 4

Participant initials	Accordingly, I waive irrevocably any right I may have to assert that the terms of the Plan and this agreement should not be binding on me because they were not brought to my attention, were not read by me, or were not understood by me, even if, before signing this agreement and despite my representation to the contrary, I did not in fact fully read and understand the Plan and this agreement.
___________

11.	Enurement. This agreement enures to the benefit of and is binding upon the parties and their respective heirs, successors, assigns and representatives.

12.	Governing Law. This agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable in that Province.

13.	Time of Essence. Time is of the essence in all respects of this agreement.

14.	Electronic Signatures and Delivery. This agreement and any counterpart of it may be:

14.1	signed by manual, digital or other electronic signatures; and

14.2	delivered or transmitted by any digital, electronic or other intangible means, including by e-mail or other functionally equivalent electronic means of transmission, and that execution, delivery and transmission will be valid and legally effective to create a valid and binding agreement between the parties.

15.	Counterparts. This agreement may be signed and delivered by the parties in counterparts, with the same effect as if each of the parties had signed and delivered the same document, and that execution and delivery will be valid and legally effective.

Option Agreement	Page 4 of 4

Each of the parties has executed and delivered this agreement as of the date noted at the beginning of this agreement.

ROBINSON AIRCRAFT ULC

by:
	Name:	● (Insert name of the Participant.)
Title:

SCHEDULE “A”

TO OPTION AGREEMENT

ROBINSON AIRCRAFT ULC
STOCK OPTION PLAN
NOTICE OF EXERCISE

TO:	Robinson Aircraft ULC(the “Corporation”)

DATE:

RE:	Stock Option Plan (the “Plan”)

I refer to the option (the “Option”) granted to me under the Plan and evidenced by an option agreement dated ___________________________, 20___, under which I was granted, subject to the terms of that option agreement, an option to subscribe for Voting B Common shares in the capital of the Corporation (the “Shares”).

I subscribe for___________  Shares under the Option at $_____________  per Share, payment for which in the aggregate amount of $____________  accompanies this subscription.

Will you please cause those Shares to be registered as follows:

(Insert full name and address of purchaser including postal code.)

and forward the relevant certificate to the registered holder at the address shown above.

Signed,

(Signature)

(Name)